Document processing fee
If document is filed on paper	$150.00
If document is filed electronically	Currently Not Available
Fees & forms/cover sheets are subject to change.
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business.
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Statement of Correction Correcting Information Other Than Principal Office Address
or Registered Agent Information
filed pursuant to §7-90-305 of the Colorado Revised Statutes (C.R.S.)

Document number	20111170324
(of filed document to be corrected)

ID number	19871425149

l. Entity name	Axion International Holdings, Inc.

2. True name
(if different from the entity name)

The corrected statement(s) below correct(s) the corresponding incorrect statement(s) that is/are contained in the filed document identified by the document number above.

Complete the following sections as applicable. Leave the section blank if it does not apply. You must complete section 15.

3. Corrections made below are intended to update the entity’s current information ☑

OR

Corrections made below are intended for historical purposes only, and not to update the entity’s current information ☐.

4. Correction of entity name of record

5. Correction of true name of record

6. Correction of entity form of record

7. Correction of jurisdiction of formation of record

CORRECT_OTHER	Page 1 of 3	Rev. 3/05/2009

8. Correction of delayed effective date of record
(only for filed documents that have not become effective)	(mm/dd/yyyy)

9. Correction of period of duration of record

If the entity’s period of duration as corrected is perpetual, mark this box ☐

OR

If period of duration is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

10. If other information contained in the filed document is being corrected, mark this box ☑ and include an attachment stating the information to be corrected and each such correction.

11. Correction regarding unauthorized filed document (if the filed document should not have been filed, mark this box ☐ and include an attachment stating each incorrect statement that is corrected by the statement of correction).
(only for filed documents that have become effective)

12. If this statement of correction affects another record in the records of the Secretary of State, mark this box ☐ and include an attachment stating the entity name, true name, trade name, or trademark and the identification number of that record.

13. If this statement of correction affects this record’s status, mark this box ☐.

14. (If this statement of correction revokes a filed document that states a delayed effective date but has not yet become effective, adopt the following statement by marking the box.)
☐ The filed document is revoked.

Notice:
Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual’s act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

CORRECT_OTHER	Page 2 of 3	Rev. 3/05/2009

15. The true name and mailing address of the individual causing this document to be delivered for filing are

Nagel	Norine
(Last)	(First)	(Middle)	(Suffix)
NRAI Corporate Services
(Street number and name or Post Office Box information)
200 West Adams Street
Chicago	IL	60606
(City)	(State)	(ZIP/Postal Code)
United States
(Province – if applicable)	(Country)

☐	(If applicable, adopt the following statement by marking the box and include an attachment.)
This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

CORRECT_OTHER	Page 3 of 3	Rev. 3/05/2009

CERTIFICATE OF DESIGNATION
of
10% CONVERTIBLE PREFERRED STOCK
of
AXION INTERNATIONAL HOLDINGS, INC.

Statement of Correction

Section 3             Dividends.

a.           Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 10% per annum.  Dividends on the Preferred Stock shall be paid in cash, or at the option of the Corporation, in substitute in whole or in part for such cash, in fully paid and nonassessable shares of Common Stock legally available for such purpose (such dividends paid in shares being herein called “PIK Dividends”).  Dividends of shares of Common Stock shall be paid by delivering to each record holder of Preferred Stock a number of shares of Common Stock determined by dividing the total amount of the cash dividend which otherwise would be payable on the Dividend Payment Date to such Holder (rounded to the nearest whole cent) by the lower of (1) $1.25 and (2) the VWAP of the Common Stock for the 30-day period immediately preceding the applicable Dividend Payment Date (as defined below), rounded up to the nearest whole share.  The issuance of any such PIK Dividend in such amount shall constitute full payment of such dividend.  In no event shall the election by the Corporation to pay dividends, in whole or in part, in cash or in shares of Common Stock preclude the Corporation from making a different election with respect to all or a portion of the dividends to be paid on the Preferred Stock on any subsequent Dividend Payment Date.  All dividends (whether payable in cash or in whole or in part in shares of Common Stock) paid pursuant to this paragraph shall be paid in equal pro rata proportions of such cash and/or shares of Common Stock to the Holders entitled thereto.  Dividends on shares of Preferred Stock shall accrue and be cumulative from the date of issuance of such shares.  Dividends shall be payable quarterly when and as declared by the Board of Directors of the Corporation on March 31, June 30, September 30 and December 31 of each year (a “Dividend Payment Date”), commencing on June 30, 2011.  If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.  Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation.

b.      Dividend Calculations. Dividends on the Preferred Stock shall accrue daily with respect to any shares of Preferred Stock on the date of issuance of such shares, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Preferred Stock converted.

c.      Other Securities. So long as any Preferred Stock shall remain outstanding, the Corporation shall not pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.